EXHIBIT 99.1

Sibling Group to Address Blended Learning Through Business Combination

Acquisition would allow for expansion of offerings, sales force, specialized curriculum and PD

ATLANTA, GA, October 10, 2013 -- Sibling Group Holdings, Inc. (OTCQB: SIBE, www.siblinggroup.com) (the "Company"), whose business strategy is focused on the development and acquisition of 21st century educational management services and education technology, announced today that, subject to approval of final documents and terms, it intends to acquire the assets and operations of Blendedschools.net, a leading provider of blended learning curriculum, professional development, and online leaning. The Board's of both Companies have reviewed the anticipated transaction and agree that a combination may offer significant growth potential. Blendedschools.net has an 11 year history, and large base of clients, generally focused on smaller school districts, including those in rural settings.

Blendedschools.net is a not for profit entity based in Pennsylvania, and as such the final valuation and final terms are subject to review by certain regulatory bodies, and approval of both companies’ Boards of Directors. All parties are proceeding with an expectation that the transaction can be completed during the fourth quarter. The timing is largely subject to regulatory approvals that may apply, as well as all other requirements for the sale of assets by a not for profit entity under the applicable state and federal tax code. The anticipated entity will combine Sibling's specialized curriculum and professional development plans and operations, with the existing operations of Blendedschools.net with expanded offerings, and distribution into the fast changing educational marketplace.

"The Blendedschools.net opportunity is exactly the kind of transaction that fits our model, allowing us to provide the capital and other resources necessary to accelerate the  growth of a historical leader in the Blended Learning area, and expand the product offerings to include our upcoming STEM (science, technology, engineering and math), ESL (english as a second language), SpED (special education) and SEL (social and emotion learning) training and curriculum, as well as a new CTAE (career, technical and agricultural education) offering which Sibling has in the works," said Michael Hanlon, a member of the Sibling Board of Directors.

Blendedschools.net provides online curriculum with 192 master courses for the K-12 marketplace, all Common Core compatible; a complete hosted course authoring and learning management system (LMS) environment featuring both Blackboard and Canvas; the new Language Institute, with online courses in Arabic, Chinese, Spanish, French, Japanese, Latin, Russian, German and Hindi, all oriented to meet today's ESL requirements. The Blendedschools.net staff provides online, and on site training for Blended Learning training methods, conversion planning, and implementation. For more information, go to www.blendedschools.net, or call Sheri Border, at 814-542-2501 x181, or by email at sborder@blendedschools.net.

Sibling Group Holdings, Inc. (OTCQB:SIBE, www.siblinggroup.com and http://www.specialedmatters.com/) intends to acquire, on a global basis, advanced technology and education management operations in order to enhance and accelerate the delivery of 21st century learning. By accessing funding from the public capital markets and melding them into a unified strategy, Sibling seeks to accelerate the improvement of K-12 education across the globe. The results: better educated children, sustainable and cost effective teaching model, primarily for K-12 education, and reduced dependence on governmental funding. Our current operations include professional development for the teaching profession and educational technology offerings, including classroom management tools. We are investing in specialized curriculum such as STEM (science, technology, engineering and math), ESL (english as a second language), SEL (social and emotional learning) and Special Ed aimed at supporting students, and teachers, with special needs. The Company's educational operations are based in Columbus, Ohio, and the executive offices are in Atlanta, Georgia.